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                           CERTIFICATE OF ELIMINATION
                                       OF
                              CERIDIAN CORPORATION


          Ceridian Corporation (formerly named Control Data Corporation), a corporation organized and existing under the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Ceridian Corporation (the "Company") on November 4, 1993, resolutions were duly adopted setting forth the proposed elimination of the Company's Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") as set forth herein:

                         RESOLVED, that the Board of Directors of Ceridian
               Corporation hereby declares that none of the authorized shares of Series A Junior Participating Preferred Stock which are the subject of the Certificate of Designation, Preferences, and Rights previously filed on October 14, 1986 with the Secretary of State of Delaware is outstanding, and that none of such shares shall be issued.

                         FURTHER RESOLVED, that the elected officers of the
               Company are hereby authorized and directed to execute, acknowledge and file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware Corporation Law in order to amend the Certificate of Incorporation of Ceridian Corporation to eliminate all matters set forth in the Certificate of Designation, Preferences, and Rights with respect to the Series A Junior Participating Preferred Stock.

                         FURTHER RESOLVED, that when the certificate
               referred to in the foregoing resolution becomes effective as filed, it shall have the effect of amending the Certificate of Incorporation of Ceridian Corporation to eliminate all matters set forth in the Certificate of Designation, Preferences, and Rights with respect to the Series A Junior Participating Preferred Stock.

                         FURTHER RESOLVED, that the 500,000 shares of
               Series A Junior Participating Preferred Stock shall resume that status which they had prior to the adoption on September 26, 1986 by the Board of Directors of resolutions designating such series of preferred stock and authorizing the reservation of such shares for issuance in accordance with a Rights Agreement, dated as of October 1, 1986, as amended, between the Company and The Bank of New York as successor Rights Agent.

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SECOND:  None of the authorized shares of the Junior Preferred Stock are outstanding and none will be issued.

THIRD: In accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate all references to the Junior Preferred Stock.

          IN WITNESS WHEREOF, said Ceridian Corporation has caused this certificate to be signed by John A. Haveman, its Vice President and Secretary, and attested by Ann M. Curme, its Assistant Secretary, this 7th day of January, 1994.


                                   CERIDIAN CORPORATION

     [CORPORATE SEAL]
                                   By: /s/John A. Haveman
                                   Vice President and Secretary

     ATTEST:


     By:  /s/Ann M. Curme
           Assistant Secretary


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